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                                5,000,000 Shares (1)



                           AmerUs Life Holdings, Inc.
                              Class A Common Stock
                                 (no par value)



                          SUBSCRIPTION AGENCY AGREEMENT


                                                         ______________, 1996


The Chicago Corporation
208 South LaSalle Street
Chicago, Illinois 60604

Gentlemen:

          SECTION 1. INTRODUCTION. AmerUs Life Holdings, Inc., an Iowa corporation, (the "Company"), is offering to certain policyowners of AmerUs Life Insurance Company, an Iowa corporation, ("AmerUs Life") nontransferable rights to subscribe for up to 5,000,000 shares of the Class A Common Stock, no par value (the "Class A Common Stock") pursuant to a subscription offering (the "Subscription Offering") contemplated by a plan of reorganization approved by the Iowa Commissioner of Insurance (the "Iowa Insurance Commissioner"). The Company has a total of 125,000,000 shares of authorized common stock divided into two classes consisting of 75,000,000 shares of Class A Common Stock, no par value (the "Class A Common Stock"), and 50,000,000 shares of Class B Common Stock, no par value (the "Class B Common Stock"). The price per share has been fixed at $_____ (the "Purchase Price"), subject to adjustment as hereinafter provided.

          It is acknowledged that the purchase of shares of Class A Common Stock in the Subscription Offering for each subscriber is subject to a maximum purchase limitation of 5,000 shares and a minimum purchase limitation of 100 shares. It is currently the intention of the Company to offer all or a portion of the Class A Common Stock not subscribed for in the Subscription Offering to the public in a public offering (the "Public Offering"). If the price in the public offering (the "Public Offering Price") is less than the Subscription Price, then the Company shall issue refunds to subscribing policyowners equal to the amount of such difference

_________________________

(1) Anticipated maximum number of shares to be sold pursuant to the Subscription Offering.


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multiplied by the number of shares subscribed for. In the event that the
Company determines that the closing of the Subscription Offering shall occur without a subsequent Public Offering and provided that the Company elects to proceed with the Subscription Offering, a bona fide determination will be made by the Company after consultation with its financial advisors of the price per share at which the Class A Common Stock would trade in the public market on the closing of the Subscription Offering (the "Revised Subscription Price"). If the Revised Subscription Price is less than the Subscription Price, then the Company will issue refunds to subscribing policyowners equal to the amount of such difference multiplied by the number of shares subscribed for.

          The Company has heretofore prepared and delivered to the Agent copies of the final Prospectus dated ____________, 1996 included as part of the Registration Statement (as such term is defined in Section 5(c)) when it was declared effective by the SEC (the "Prospectus"), except that if the Prospectus filed by the Company pursuant to Rule 424(b) of the rules and regulations of the SEC under the Securities Act of 1933 (the "Act") and the rules and regulations of the SEC thereunder (the "SEC Rules and Regulations") differs from the Prospectus on file at the time the Registration Statement initially became effective, the term "Prospectus" shall refer to the prospectus filed pursuant to Rule 424(b) from and after the time said prospectus is filed with or mailed to the SEC for filing. The Prospectus contains, among other things, information with respect to the Company and the Class A Common Stock.

          The Company desires to retain The Chicago Corporation (the "Agent") to act as the Company's exclusive subscription agent in connection with the Subscription Offering. The Company hereby confirms its agreements contained herein with the Agent with respect to the appointment of the Agent as its agent to assist in the sale of the Class A Common Stock in the Subscription Offering.

          SECTION 2. APPOINTMENT OF THE AGENT. Subject to the terms and conditions of this Agreement, the Company hereby appoints the Agent, as its exclusive Subscription agent, to consult with and advise the Company in connection with the Subscription Offering, and to solicit subscriptions for shares of Class A Common Stock in the Subscription Offering. On the basis of the representations, warranties and agreements herein contained, the Agent accepts such appointment and agrees to assist the Company in the Subscription Offering through selling Class A Common Stock on a "best efforts" basis through the Agent's distribution system and potentially through other NASD (as such term is hereinafter defined) registered broker/dealers; provided, however, that the Agent shall not be responsible for obtaining subscriptions for any specific number of shares of Class A Common Stock and shall not be obligated to take any action which is inconsistent with any applicable laws, rules, regulations, decisions or orders. Subscriptions will be offered by

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means of Stock Order Forms.  The appointment of the Agent hereunder shall terminate upon the termination of the Subscription Offering.

          The Company hereby agrees and acknowledges that the Agent may utilize, if deemed appropriate by the Agent, other broker/dealers which are members of the National Association of Securities Dealers, Inc. (the "NASD"). The Agent hereby agrees that prior to utilizing other broker/dealers, the Agent will consult with the Company regarding its determination and will not take any action in this regard which is not approved in writing by the Company.

          The Company hereby further agrees and acknowledges that, having appointed the Agent hereunder, only personnel employed by the Agent, and such other personnel as are assigned for specific purposes or services contemplated by this Agreement to be performed by the Agent, will be involved in providing the services described herein.

          All subscription funds received by the Agent or by other broker/dealers soliciting subscriptions (if any) shall be promptly transmitted (either by U.S. Mail or similar type of transmittal) to the Company's escrow and transfer agent by noon of the following business day.

          SECTION 3. FEES. In addition to the expenses specified in Sections 7 and 8 hereof, as compensation for the Agent's services under this Agreement, the Company will pay the following fees or expenses to the Agent:

          (a) A fee of $25,000 shall be paid upon execution of this Agreement. In the event that the number of inquiries with respect to subscriptions or other services required to be rendered by the Agent significantly exceed what is currently anticipated by the Company and the Agent, the parties agree to negotiate an increased fee based on the extent of additional services required, but in no event shall the total fee exceed $90,000.

          (b) In the event the Company wishes to utilize an assisting broker structure to incorporate selected broker/dealers (employed by the Agent or another Registered Broker or Dealer) who assist in the subscription or purchase, the Agent will be paid a fee to be mutually agreed by the Agent and the Company. Fees in respect of subscriptions or purchases effected with the assistance of the Registered Representatives employed by a broker/dealer other than the Agent shall be transmitted by the Agent to such broker/dealer.
 The decision to utilize selected broker/dealers will be made jointly by the Agent and the Company.

          (c) Reimbursement for reasonable out-of-pocket expenses (including expenses related to attorneys' fees and expenses),

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provided that the retention of outside counsel has previously been approved by the Company.

          SECTION 4. CLOSING. In the event that the Subscription Offering is not consummated for any reason, including but not limited to the inability to sell the Class A Common Stock during the Subscription and Public Offering (including any permitted extension thereof), this Agreement shall terminate and any persons who have subscribed for any of the shares of Class A Common Stock shall have refunded to them the full amount which has been received from such person, together with interest, if any, as provided in the Prospectus relating to the Subscription Offering. In the event of an over-subscription of the Subscription Offering, the Company shall allocate the shares to subscribers in accordance with the terms of the Subscription Offering. The Company hereby agrees that the Agent shall be held harmless from any liability arising out of any allocation of shares of Class A Common Stock. A closing shall be held at such place as shall be agreed upon between the Company and the Agent, as of the close of business on a business day to be selected by the Company and contemporaneous with the closing of the Public Offering or at such other time as shall be agreed upon between the Company and the Agent. The Company shall notify the Agent by telephone, confirmed in writing, when funds shall have been received for all shares of the Class A Common Stock purchased in the Subscription Offering. At the closing, the Company shall deliver to the Agent in next day funds the fees and expenses due and owing to the Agent as set forth in Sections 3, 7 and 8 hereof, any certificates required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the Class A Common Stock as contemplated hereby and pursuant to the terms of the Prospectus. The hour and date upon which the Company shall release for delivery all shares of Class A Common Stock, in accordance with the terms hereof, are referred to herein as the "Closing Date."

          SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to, and agrees with, the Agent that:

          (a) This Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement and obligation of the Company except as (i) rights to indemnity and contribution hereunder may be limited by federal or state securities laws or the public policy underlying such laws; (ii) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the

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discretion of the court before which any proceeding therefor may be brought.

          (b) As of the Closing Date, the Company will have satisfied the conditions precedent to its consummation of the Subscription Offering in all material respects in accordance with the Subscription Offering, all applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Subscription Offering imposed upon it by the Iowa Insurance Commissioner. The Iowa Insurance Commissioner has approved the Company's application for the Subscription Offering and the Public Offering, and such approval remains in full force and effect.

          (c)  A Registration Statement on Form S-1 (Registration No. 33-   )
with respect to the Subscription Offering has been prepared by the
Company, has been filed with the SEC and has been declared effective by the SEC. Such Registration Statement, including any documents incorporated by reference therein and all financial schedules and exhibits thereto, as amended, including post-effective amendments, is herein called the "Registration Statement." At the time the Registration Statement became effective, and at all times subsequent thereto up to the Closing Date, the Registration Statement and the Prospectus, including any amendments or supplements thereto, conformed and will conform as to form in all material respects to the requirements of the Securities Act of 1933, as amended (The "Act") and the SEC Rules and Regulations, and neither the Registration Statement nor the Prospectus, including any amendment or supplement thereto, contained or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that none of the representations and warranties in this subsection shall apply to statements in or omissions from any preliminary Prospectus, the Prospectus, the Registration Statement or any supplement made in reliance upon and in conformity with information furnished to the Company in writing by the Agent
expressly for use therein.   All material contracts, agreements and other
documents described or referred to in the Prospectus to which the Company is a party, or by which it or its properties are bound or committed are, unless otherwise disclosed therein, to the knowledge of the Company, in full force and effect; the descriptions thereof or references thereto are correct in all material respects; and no material default exists in the due performance or observance of any material obligations, agreements or other document so described or referred to therein, unless otherwise disclosed therein.

          (d) Neither the SEC, nor any court or other governmental agency or body has, by order or otherwise, prevented or suspended the use of the Prospectus or the offer or sale of the shares of

                                      5

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Class A Common Stock, or, to the best knowledge of the Company, is any such action threatened.

          (e) KPMG Peat Marwick LLP, which has expressed its opinion with respect to certain of the financial statements and schedules filed as part of the Prospectus and included in the Registration Statement, has, with respect to the Company, informed the same that it is an independent certified public accountants within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants and the published rules and regulations of the SEC.

          (f) The financial statements and schedule(s) of the Company and notes related thereto included in the Prospectus present fairly the consolidated financial condition of the Company as of the dates indicated and the results of operations for the periods specified and comply as to form in all material respects with the applicable accounting requirements. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved. The tables and any other financial and numerical data in the Prospectus fairly present in all material respects the information purported to be shown thereby at the respective dates thereof and for the respective periods covered thereby and were prepared on a basis consistent with the audited financial statements of the Company.

          (g) Since the respective dates as of which information is given in the Prospectus, except as may otherwise be stated therein, (i) there has not been any material adverse change in the condition, financial or otherwise, of the Company or in the results of operations, earnings, or business affairs of the Company, whether or not arising from transactions in the ordinary course of business or (ii) there have not been any material transactions entered into by the Company other than those in the ordinary course of business. Neither the Company nor AmerUs Life has any material liability of any kind, contingent or otherwise, except as set forth in the Prospectus.

          (h) The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Iowa, with full corporate power and authority to own its properties and conduct its business as described in the Prospectus; AmerUs Life is duly incorporated and validly existing as a stock life insurance company in good standing under the laws of Iowa, with full corporate power and authority to own its properties and conduct its business as described in the Prospectus; the Company and AmerUs Life have obtained all material licenses, permits and other governmental authorizations currently required for the conduct of their respective businesses, except where the failure to do so would not have a material adverse effect on the businesses, results of operations or general business affairs of the Company or

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AmerUs Life; all such material licenses, permits and other governmental authorizations are in full force and effect, and the Company and AmerUs Life are in all material respects complying therewith. Neither the Company nor AmerUs Life is required to qualify as a foreign corporation in any jurisdiction in which the failure to qualify would have a material adverse impact on the conduct of the Company's or AmerUs Life's business, as described in the Prospectus.

          (i) The shares of Class A Common Stock offered in the Subscription Offering have been duly and validly authorized for issuance and, when issued and delivered by the Company against payment of the consideration described herein, will be duly and validly issued and fully paid and nonassessable; and the Class A Common Stock conforms in all material respects to the description thereof contained in the Prospectus. Except as provided in the Prospectus, there are no preemptive rights or other rights to subscribe or to purchase, or, except as set forth in the Prospectus, Articles of Incorporation and bylaws of the Company, any restriction upon the voting or transfer of, any shares of Common Stock pursuant to the Company's Articles of Incorporation, Bylaws or other governing documents or any agreement or other instrument to which the Company is a party or by which it may be bound. Neither the filing of the Registration Statement nor the offering or sale of the Class A Common Stock as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Class A Common Stock. Upon the issuance of the Class A Common Stock, good title to the Class A Common Stock will be transferred from the Company to the purchasers thereof against payment thereof subject to such claims as may be asserted against the purchasers thereof by third party claimants.

          (j) The Company owns, directly or indirectly, all of the issued and outstanding capital stock of AmerUs Life, the only direct subsidiary of the Company, free and clear of any lien, charge or encumbrance and there are no outstanding warrants, rights or options to acquire or instruments convertible into, or exchangeable for any shares of capital stock or other equity interest in AmerUs Life.

          (k) Neither the Company nor AmerUs Life is in violation of or in default, and no event has occurred which with notice of lapse of time, or both, would constitute default on the part of the Company or AmerUs Life in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, lease, loan agreement, mortgage, note, indenture or other material instrument to which it is a party or by which it or its assets are bound, which default in any individual case or in the aggregate would have a material adverse effect on the business, general business affairs, operations or financial condition of the Company and AmerUs Life, on a consolidated basis, and the execution

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and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions herein contemplated will not conflict with or constitute a breach of, or default under, or result in the creation of any material lien, charge or encumbrance upon any of the assets of the Company or AmerUs Life pursuant to the Articles of Incorporation or Bylaws of the Company or AmerUs Life or any material obligation, agreement, contract, franchise, license, lease, indenture, note, mortgage, loan agreement or other material instrument to which any of them is a party or in which any of them has a beneficial interest in, or by which any of them may be bound, or materially violate or conflict with any law, administrative regulation or administrative or court decree. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except such as has been obtained and except for approval of the Iowa Insurance Commissioner and the SEC, compliance with the Act, the state securities laws ("Blue Sky Laws") applicable to the offering of the Class A Common Stock and the clearance of such offering with the NASD and the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

          (l) The Company and AmerUs Life have good and marketable title to all their properties and assets material to their respective businesses and to those properties and assets described in the Prospectus as owned by each of them, free and clear of all liens, charges, encumbrances or restrictions, except such as are described in the Prospectus or are individually or in the aggregate are not materially significant or important in relation to the business of the Company and AmerUs Life; and all of the leases and subleases material to the business of the Company and AmerUs Life, including those described in the Prospectus, are, to the knowledge of the Company, valid and binding leases and subleases in full force and effect.

          (m) The Company and AmerUs Life are neither subject to nor in material violation of any directive from the Iowa Insurance Commissioner, or to the Company's knowledge any other governmental authority, to make any material change in the method of conducting their respective businesses or affairs; the Company and AmerUs Life have conducted and are conducting their respective businesses to comply in all material respects with all applicable statutes and regulations (including, without limitation, all regulations, decisions, directives and orders of the Iowa Insurance Commissioner) and, except as set forth in the Prospectus, there is, to the knowledge of the Company, no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or threatened which may materially and adversely affect the performance of this Agreement or the consummation of the transactions herein contemplated or which may result in any material adverse change in the condition

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(financial or otherwise), business or operations of the Company, or which would materially and adversely affect any of its properties and assets.

          (n) The Company has complied or will comply in all material respects with each and every undertaking or commitment made by it under the Blue Sky Laws, including, without limitation, each and every undertaking or commitment made in connection with the Subscription Offering.

          SECTION 6. AGREEMENTS OF THE COMPANY. The Company hereby agrees, with the Agent that:

          (a) The Company will use its best efforts to cause the Registration Statement to be declared effective by the SEC and the Subscription Offering to be approved by the Iowa Insurance Commissioner. The Company will promptly notify you: (i) of any request by or the receipt of any comments from the SEC with respect to the transactions contemplated by this Agreement; (ii) of any request by or any comments or other communications received from the SEC, and any request by the SEC for any amendment or supplement to the Registration Statement or the Prospectus, or for additional information with respect to the transactions contemplated therein; and (iii) of the issuance by the SEC or any court or governmental agency or body of any stop order or other order suspending or enjoining the effectiveness or approval of the Registration Statement, the Prospectus or of the institution of any proceedings for that purpose or of any notification of the suspension of qualification of the Class A Common Stock in any jurisdiction or the initiation or threatening of any proceeding for that purpose or the threat of any such action. The Company will make every reasonable effort to prevent the issuance by the SEC and any court or governmental agency or body of any stop order or other such order, or request for amendment or additional information or the commencement of any proceeding and, if any such order, request or proceeding shall at any time be issued or commenced, to obtain the lifting thereof, to respond thereto or to obtain the termination thereof at the earliest possible moment.

          (b) The Company will deliver to you, without charge, from time to time such number of copies of the Prospectus and related documents (as amended or supplemented), as you may reasonably request. The Company authorizes the Agent, subject to all requirements of applicable law, to use the Prospectus (as the same may be amended or supplemented) in connection with the sale of the Class A Common Stock in the Subscription Offering.

          (c) The Company has delivered to you one complete copy (including exhibits) of its Registration Statement on Form S-1 as originally filed with the SEC and of each amendment thereto.

          (d)  During such period as may be required by applicable

                                      9

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law, the Company will comply, so far as it is able and at its own expense, with all requirements imposed upon it by the SEC and by the Act, the Exchange Act and the SEC Rules and Regulations, in each case as from time to time in effect, so far as necessary to permit the continuance of offers, sales or dealings in shares of Class A Common Stock during such period in accordance with the provisions hereof and the Prospectus.

          (e) If, at any time during the period when the Prospectus is required by law to be delivered, any event occurs as a result of which, in the reasonable opinion of counsel to the Company or the Agent's counsel, the Prospectus, including any amendments or supplements, would contain an untrue statement of a material fact, or would omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary in the reasonable opinion of counsel to the Company or the Agent's counsel at any time to amend or supplement the Prospectus, including any amendments or supplements to comply in all material respects with the Act and all other applicable laws, the Company, will promptly advise you thereof and will promptly prepare and file with the SEC and any other authority with jurisdiction an amendment or supplement (in form and substance satisfactory to your counsel) which will correct such statement or omission or effect such compliance; the Company will not file any amendment or supplement to the Registration Statement or to the Prospectus which is material to the Agent or its counsel without first furnishing a copy to the Agent and its counsel prior to such filing.

          (f) Neither the Company nor AmerUs Life will, prior to the Closing Date, incur any material liability or obligation, direct or contingent, or enter into any material transaction, other than in the ordinary course of business, except as disclosed or contemplated in the Prospectus.

          (g) During the period of three years after the date of the Prospectus, the Company will furnish to you upon request (i) as soon as practicable after the end of each fiscal year, the annual report of the Company containing the balance sheet of the Company as of the close of such fiscal year and corresponding statements of income, stockholders' equity and changes in financial position for the year then ended, such financial statements to be certified by independent public accountants; (ii) as soon as practicable after the end of each fiscal quarter (other than the last quarter of each fiscal year), an unaudited consolidated balance sheet and statements of consolidated income, stockholders' equity and changes in financial position of the Company and its consolidated subsidiaries as at the end of and for such quarter; (iii) as soon as practicable after mailing to stockholders, a copy of each proxy statement, financial statement and periodic and special reports of

                                      10


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the Company mailed to holders of any class of its securities registered under
Section 12 of the Exchange Act; and (iv) as soon as practicable after the filing thereof, of each non-confidential report or other statement or document filed by the Company with the SEC, or with any national securities exchange or quotation system on which any securities of the Company may be listed or quoted;

          (h) The Company shall promptly prepare and file with the SEC, from time to time, such reports as may be required to be filed by the SEC Rules and Regulations, including, without limitation, reports with respect to the sale of the Class A Common Stock and the application of the proceeds thereof as may be required in accordance with Rule 463 under the Act.

          (i) The Company shall use the net proceeds from the sale of the Class A Common Stock in the Subscription Offering in the manner set forth in the Prospectus under the caption "Use of Proceeds."

          (j) The Company will promptly take all steps necessary to register its Class A Common Stock under Section 12(g) of the Exchange Act.

          (k) The Company will qualify the Class A Common Stock under the Blue Sky Laws of such jurisdictions as the Agent and the Company mutually agree (subject to practicality in terms of cost and to the qualification that the Company shall not be obligated to file any general consent to service of process or to qualify to do business in any jurisdiction in which it is not so qualified). The Company will make such applications, file such consents to service of process or other documents and furnish such other information as may be reasonably requested for that purpose and to comply with such laws so as to permit the continuance of sales and dealings in such jurisdictions for as long a period as the Agent may reasonably request. The Company will notify the Agent immediately of, and confirm in writing, the suspension of qualification of the Class A Common Stock or the threat of such action in any jurisdiction. In each jurisdiction where any of the Class A Common Stock shall have been qualified as provided above, the Company will make and file such statements and reports as are required by, or in the future may be required by, the laws of such jurisdiction, provided that Agent's counsel so notifies the Company in writing of such requirement.

          SECTION 7. PAYMENT OF EXPENSES OF THE COMPANY. Whether or not the transactions contemplated hereunder are consummated or this Agreement become effective or is terminated for any reason, the Company will pay all costs and expenses incident to the performance of their obligations hereunder, including, without limiting the generality of the foregoing:

                                      11


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          (a)  All fees and expenses of the accountants and counsel of the
Company, all costs and expenses incurred in connection with the preparation, printing, filing and distribution, including costs of shipping and mailing, of the Registration Statement and the Prospectus and all amendments and supplements thereto and other documents in connection with the transactions contemplated by this Agreement and the Prospectus (including all exhibits and financial statements) and all agreements and supplements provided for therein and in this Agreement.

          (b) All registration fees and expenses, including without limitation reasonable legal fees and disbursements of Agent's or Company's counsel incurred in connection with qualifying or registering all or any part of the Class A Common Stock for offer and sale under the Blue Sky Laws.

          (c) All fees and expenses of the escrow and transfer agent and any special agents appointed for the transfer of the Class A Common Stock, preparation, printing, issuance and delivery of the certificates representing shares of the Class A Common Stock, all stock issue and transfer taxes, if any, with respect to the sale and delivery of the Class A Common Stock, and all fees of the NASD.

          SECTION 8. REIMBURSEMENT OF AGENT'S EXPENSES. The Company shall reimburse the Agent for any out-of-pocket expenses incurred by the Agent in connection with the Subscription Offering or any of the transactions expressly contemplated hereby, including, without limitation, the fees and disbursements of its counsel (to the extent retention thereof has been previously approved by the Company) and as to other out-of-pocket expenses incurred by the Agent, including without limitation, communication and travel expenses. The reimbursement provided for in this Section shall be in addition to all amounts payable to the Agent pursuant to Sections 3 and 10 hereof and shall not be conditioned upon the consummation of the transactions contemplated hereunder. The Agent shall be reimbursed for all expenses within five days of receipt by the Company of an itemized bill summarizing such expenses since the date of the last bill, if any, to the date of the current bill. To the extent not previously paid, full payment of the Agent's expenses shall be made in next day funds on the Closing Date provided that the Company shall have received an itemized bill summarizing any unreimbursed expenses at least two days before the Closing Date or on such later date if the Company shall have received an itemized bill summarizing any unreimbursed expenses at least two days before such date or, if the Subscription Offering is not completed and is abandoned or terminated for any reason, within five days of receipt by the Company of a reasonable accounting from the Agent of its expenses.

          SECTION 9. CONDITIONS TO THE OBLIGATIONS OF THE AGENT AND THE RELEASE OF SHARES. The issuance and sale of the shares of

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Class A Common Stock, the delivery of certificates in respect thereof, and the obligations of the Agent hereunder shall be subject to the accuracy in all material respects of the representations and warranties on the part of the Company herein set forth as of the date hereof and as of the Closing Date, to the accuracy in all material respects of the statements of the officers of the Company made pursuant to the provisions hereof, and to the performance in all material respects by the Company of the respective obligations hereunder.

          The issuance and sale of the shares of Class A Common Stock, the delivery of certificates in respect thereof, and the obligations of the Agent on the Closing Date shall also be subject to the following additional conditions (which are solely for your benefit), unless waived in writing by the Agent:

          (a) The Registration Statement shall have been declared effective by the SEC; prior to the Closing Date, no stop order or other order suspending the offering or the effectiveness of the Registration Statement or the effectiveness of the Prospectus shall have been issued or proceedings therefor instituted, initiated or threatened by the SEC, the Iowa Insurance Commissioner or any court or governmental agency or body. The NASD, upon review of the terms of this Agreement, shall not have objected to the Agent's performance of its obligations hereunder or the terms set forth.

          (b) The Agent shall have received on the Closing Date certificates on behalf of the Company, dated as of the Closing Date, signed by the chief executive officer or the chief financial officer of the Company in form and substance reasonably satisfactory to the Agent's counsel, to the effect that the signers of each of such certificates have carefully examined the Registration Statement and the Prospectus and that, in their opinion, at the time the Registration Statement and the Prospectus became effective, neither the Registration Statement nor the Prospectus contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and since the respective effective or approval dates of the Registration Statement and the Prospectus, no event has occurred which should have been set forth in an amendment of or supplement to the Registration Statement or the Prospectus which has not been so set forth; no order has been issued by the SEC to suspend the offering or the effectiveness of the Prospectus and no action for such purposes has been instituted or, to the best of its knowledge, threatened by the SEC; and to the further effect that the Company has performed all agreements and has satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date and that all the representations and warranties contained in Section 5 hereof are true and correct in all material respects on and as of the Closing Date, with the same force and effect as though expressly made on the Closing Date.

          (c) The Class A Common Stock shall have been qualified or be exempt from qualification under the Blue Sky Laws of such states where the Class A Common Stock has been offered.

          (d) All necessary approvals and consents (including the approval of the Iowa Insurance Commissioner) to the consummation of the Subscription Offering have been obtained or provided for.

          (e) The Agent shall have received on the Closing Date an opinion of Sidley & Austin, special counsel for the Company, dated as of the Closing Date, addressed to you, in form and substance reasonably satisfactory to you.

          (f) At the time this Agreement is executed and also on the Closing Date, there shall be delivered to the Agent a letter addressed to you, from KPMG Peat Marwick LLP, independent accountants, the first one to be dated the date of this Agreement, the second one to be dated the Closing Date, substantially identical in form and substance to the unsigned form of letter heretofore submitted to and approved by the Agent, and which shall contain information as of a date within five business days of the date of such letter.

          (g) The Agent's counsel shall have been furnished with such documents as they may reasonably require for the purpose of enabling them to pass upon the sale of the Class A Common Stock as herein contemplated and related proceedings and in order to evidence the accuracy or completeness of any of the representations or warranties or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Company in connection with sale of the Class A Common Stock as herein contemplated shall be reasonably satisfactory in form and substance to the Agent and its counsel.

          (h) The representations and warranties of the Company contained herein shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; the Company shall have performed in all material respects all covenants and agreements contained herein to be performed on its part at or prior to such Closing Date.

          (i) The Company or AmerUS Life shall have not have sustained, since the date of the latest financial statements included in the Registration Statement, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, that is not set forth in the Prospectus.

          SECTION 10.  INDEMNIFICATION AND CONTRIBUTION.

          (a) The Company hereby agrees (i) to indemnify and hold harmless the Agent, each of its directors, officers, other employees and agents and any person who controls the Agent within the meaning of Section 15 or Section 20(a) of the Exchange Act (the Agent and each person being indemnified hereinafter called an "Indemnified Party") against any and all losses, claims, damages or liabilities, joint or several, to which an Indemnified Party may become subject, under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise; (ii) to reimburse promptly such Indemnified Party for reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating any claims or preparing for or defending any actions, commenced or threatened, whether or not resulting in any liability; and (iii) to reimburse promptly such Indemnified Party for any amount paid in settlement of any claim or action, commenced or threatened, if such settlement is effected with the written consent of the Company; insofar as such losses, claims, damages, liabilities, expenses, actions, or settlements, referred to above, arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, Prospectus or any amendment or supplement thereto, or any application filed under any Blue Sky Law, or in any other document executed by the Company in connection with or in contemplation of the transactions contemplated by this Agreement, or in the information furnished or otherwise made available to the Agent by the Company, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or arise out of any action or omission to act by the Company, its officers, directors, employees or agents, which action is willful or grossly negligent. The Company shall be responsible for claims, liabilities, losses, damages or expenses arising from or in connection with oral misstatements made by the Company which are not based upon information provided by the Agent in writing or based upon information contained in the Registration Statement, the Prospectus, any Blue Sky Application or other information distributed in connection with the Subscription Offering. The Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement thereto or in any Blue Sky Application in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Agent specifically for use therein or oral misstatements made by the Agent which are not based upon information provided by the Company or based upon information contained in the Registration Statement, the Prospectus, any Blue Sky Application or other information distributed in connection with the Subscription

Offering. In the event that the Company advances any amounts alleged to be due under this Section 10(a) to the Indemnified Party and it is determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, then the Indemnified Party shall repay to the Company, without interest, any amounts so advanced. The indemnification obligations of the Company as provided above are in addition to any liabilities the Company has under other agreements, under common law or otherwise. The obligation of indemnity provided for hereunder is effective immediately in respect of all events prior to or after the date hereof and shall survive any expiration, termination or the cessation of this Agreement.

          (b) The Agent agrees (i) to indemnify and hold harmless the Company, each of its respective directors and officers and each person who controls the Company within the meaning of the Act (the Company and each person being indemnified hereinafter called an "Indemnified Party") against any and all losses, claims, damages or liabilities, joint or several, to which an Indemnified Party may become subject, under the Act, the Exchange Act, or other federal or state statutory law or regulations, at common law or otherwise; (ii) to reimburse promptly such Indemnified Party for reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating any claims or preparing for or defending any actions, commenced or threatened, whether or not resulting in defending any liability; and (iii) to reimburse promptly such Indemnified Party for any amount paid in settlement of any claims or actions, commenced or threatened, if such settlement is effected with the written consent of the Agent; insofar as such losses, claims, damages, liabilities, expenses, actions or settlements referred to above arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus or any amendment or supplement thereto, or any Blue Sky Application, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of any action or omission to act by the Agent, its officers, directors, employees or agents, which action is willful or grossly negligent, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or in any Blue Sky Application, in reliance upon and in conformity with written information furnished to the Company by the Agent specifically for use in the preparation thereof. In the event that the Agent advances any amounts alleged to be due under this Section 10(b) to an Indemnified Party and it is determined by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, then the Indemnified Party, shall repay, without interest, any amounts so advanced to the Agent. The indemnification obligations of the Agent as provided above are in addition to any liabilities the Agent may have under other agreements, under common law or otherwise. The obligation of indemnity provided for hereunder is effective immediately in respect of all events prior to or after the date hereof and shall survive any expiration, termination or other cessation of this Agreement.

          (c) Promptly after receipt by an Indemnified Party under this Section of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnified Party under this Section, notify the indemnifying party in writing of the commencement thereof. In no case shall an indemnifying party be liable under this Agreement with respect to any loss, claim, damage, liability, expense, action or settlement unless the indemnifying party shall have been notified in writing by the Indemnified Party seeking indemnification, of the assertion or filing of the claim or action giving rise to such loss, claim, damage, liability, expense, action or settlement promptly after such Indemnified Party shall have been advised of, or otherwise shall have received information as to, the assertion or filing of such claim or action. In case any such action is brought against any Indemnified Party, and such Indemnified Party notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it or he may wish, jointly with all other Indemnifying Parties, similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, if the defendants in any such action include both the Indemnified Party and the indemnifying party and the Indemnified Party shall have reasonably concluded, based upon advice of its counsel, that there may be legal defenses available to it or he and/or any other Indemnified Party which are different from or additional to those available to the indemnifying party, the Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party. Upon receipt of notice from the Indemnified Party to the indemnifying party of its election so to assume the defense of such action, the indemnifying party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with defense thereof (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel) unless:

               (i) the indemnifying party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice or commencement of the action; or

               (ii) the indemnifying party has authorized the employment of counsel at the expense of the indemnifying party.

          (d) If the indemnification provided for in this section is unavailable to an Indemnified Party in respect of any losses claims, damages or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such Indemnified Party, shall, subject to the limitations hereinafter set forth, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities:

               (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Agent from the offering of the Class A Common Stock in the Subscription Offering; or

               (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Agent in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

          The respective relative benefits received by the Company, and the Agent shall be deemed to be in such proportion so that the Agent is responsible for the portion of the losses, claims, damages or liabilities represented by the percentage that the fee to be paid to the Agent in connection with the solicitation of subscriptions described in Section 3 hereof bears to the actual Purchase Price per share of the Class A Common Stock, and the Company is responsible for the remaining portion. The relative fault of the Company and the Agent shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by the Agent and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include, subject to the limitations set forth in paragraph (d) of this Section, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

          The Company and the Agent agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata or per capita allocation or by any other method or allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          SECTION 11. EFFECTIVE DATE. This Agreement shall become effective immediately.

          SECTION 12. TERMINATION. Without limiting the right to terminate this Agreement pursuant to any other provision hereof:

          (a) This Agreement may be terminated by the Agent prior to the Closing Date if, in the Agent's reasonable judgment:

               (i) additional material governmental restrictions, not in force and effect on the date hereof, shall have been imposed upon trading in securities generally or a suspension or limitation in trading in securities generally has occurred on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the NASDAQ System, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the SEC or any other governmental authority; or the engagement or continued engagement by the United States in major hostilities or the declaration of a national emergency or war or a material decline in the price of equity or debt securities if the effect of such hostilities, national emergency or war or decline, in the Agent's reasonable judgment, makes it impracticable or inadvisable to proceed with the Subscription Offering or the delivery of shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus;

               (ii) any event shall have occurred or shall exist which makes untrue or incorrect in any material respect any statement or information contained in the Registration Statement or the Prospectus or which is not reflected in the Registration Statement or the Prospectus but should be reflected therein in order to make the statements or information contained therein, in light of the circumstances under which they were made, not misleading in any material respect (unless the Registration Statement or the Prospectus, as appropriate, is amended or supplemented appropriately in a timely manner to the satisfaction of the Agent); or

               (iii) the Company or AmerUs Life shall have sustained a loss by fire, flood, accident or other calamity which is materially adverse to the property, business or financial condition of the Company or AmerUs Life, whether or not such loss shall have been insured, or there shall have been, since the respective dates as of which information is given in the Prospectus, any material adverse change in the business, condition or business affairs of the Company whether or not arising in the ordinary course of business, or, which in your reasonable judgment shall render it inadvisable to proceed with the delivery of the Class A Common Stock in the Subscription Offering.

          (b) If the Agent elects to terminate this Agreement as provided in this Section, the Company shall be notified promptly by the Agent by telephone or telegram, confirmed by letter.

          Any termination pursuant to this Section 12 shall be without liability on the part of you to the Company or on the part of the Company to the Agent (except for the expenses to be paid or reimbursed by the Company pursuant to Section 3 or Section 8 hereof and except as to indemnification to the extent provided in Section 10 hereof).

          SECTION 13. REPRESENTATION AND INDEMNITIES TO SURVIVE DELIVERY. The respective indemnities, agreements, representations, warranties and other statements of the Company and its directors and officers, and of the Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Agent or Company or any of their respective partners, officers, agents or directors or any controlling person, as the case may be, and will survive delivery or any payment for the Class A Common Stock sold hereunder.

          SECTION 14. NOTICE. All communications hereunder will be in writing and, if sent to the Agent will be mailed, delivered or telegraphed and confirmed to you c/o The Chicago Corporation, 208 South La Salle Street, Chicago, Illinois 60604; if sent to the Company will be mailed, delivered or telegraphed and confirmed to the Company at 418 Sixth Avenue, Des Moines, Iowa 50306.

          SECTION 15. SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the Company and the Agent (including the participating dealers as provided herein) and their respective successors (other than pursuant to Section 10). Nothing in this Agreement is intended or shall be construed to give any person or entity other than the parties hereto and their successors and other than described in Section 10) any legal or equitable right, remedy or claim under or in respect of this Agreement.

          SECTION 16. PARTIAL UNENFORCEABILITY. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.

          SECTION 17. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

          SECTION 18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof superseding any and all prior or contemporaneous oral or prior written agreements, proposals, letters of intent and understandings, and cannot be modified, changed, waived or terminated except by a writing which expressly states that it is an amendment, modification or waiver, refers to this Agreement and is signed by the party to be charged. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

          SECTION 19. HEADINGS. Headings on the Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

          SECTION 20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement between the Company and the Agent, all in accordance with its terms.


                                        Very truly yours,

                                        AMERUS LIFE HOLDINGS,INC.


                                        By:______________________




The foregoing Agreement is
hereby confirmed and accepted
as of the date first above
written.

THE CHICAGO CORPORATION
("Agent")

By:____________________

Title:_________________